SINO FIBRE COMMUNICATIONS, INC.
The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, New York 10174
Tel: 212-907-6522
Fax: 917-368-8005

PRESS RELEASE

Sino Fibre Completes its $600,000 Offering of Convertible Notes

NEW YORK, Dec. 20, 2007 - Sino Fibre Communications, Inc. (OTCBB:SFBE), a broadband and value added Internet services provider in China, announced that it completed a private placement offering of 5% convertible notes due January 1, 2009 for an aggregate principal amount of $600,000. The private placement was completed in two tranches with the first tranche closing on December 11, 2007 for a principal amount of $360,000 and the second tranche closing on December 19, 2007 for a principal amount of $240,000.

The holders of convertible notes are entitled at their option to convert all or any portion of the principal amount of their convertible note into units, with each unit consisting of one share of common stock of Sino Fibre and one warrant to purchase one share of common stock, at any time after 90 days from the issuance of their convertible note and subject to other conditions. The conversion price is $0.05 per unit. Upon conversion, the interest accrued or accruing from the date of issuance to the date of conversion will be paid in units calculated at $0.05 per unit and will constitute payment in full of any such interest on the same terms as would otherwise apply to the conversion of the principal amount. Each warrant entitles the holder to purchase one share of common stock for up to two years from the date of issuance of the warrant with an exercise price equal to $0.20 per share.

The proceeds of the convertible note offering will be used to pursue potential business opportunities, including opportunities with Sino-Con Telecom Group Co., Ltd., and for general working capital.

About Sino Fibre Communications, Inc.

Established in May 2005, Sino Fibre Communications, Inc. is an open source company dedicated to provide international standard fiber optic backbone telecommunications transmission related sales and leasing services in China to all foreign telecommunications carriers and corporate users.

For more information about Sino Fibre Communications, Inc., please visit www.sinofibre.com.

The Sino Fibre Communications Corporate Logo is available at http://www.primenewswire.com/newsroom/prs/?kpgid_4102

This Press Release may contain, in addition, to historical information, forward-looking statements. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Key factors that could cause actual results to differ materially from those described in forward-looking statements include, among others, general economic conditions, adverse industry events, industry and government regulation, inability to implement business strategies, competition, currency fluctuations and doing business in China (including risks relating to state ownership, government intervention, foreign investment, repatriation of profits, currency conversion, shareholders' rights, enforcement of judgments, legal system developments, protection of intellectual property rights, permits and business licenses, appropriation, tax, infrastructure and interest rate fluctuations). Readers are cautioned not to place undue reliance on the forward-looking statements made in this press release.

Contact:

Sino Fibre Communications, Inc.

Media Contact:
Ben Yan
President and Chief Executive Officer
Tel: 212-907-6522
Fax: 917-368-8005
ben.yan@sinofibre.com

Investor Relations:
Dennis Burns
Tel: 416-951-4842
denny@nvestrain.com